WASHINGTON BANKING COMPANY                                  THE CEREGHINO GROUP

CONTACT:                                            Corporate Investor Relations
Michal D. Cann-President & CEO               5333 15TH  Avenue South, Suite 1500
Phyllis A. Hawkins-Chief Financial Officer                     Seattle, WA 98108
360.679.3121                                                        206.762.0993
                                                             www.stockvalues.com
NEWS RELEASE

            WASHINGTON BANKING COMPANY REPORTS FIRST QUARTER PROFITS

OAK HARBOR, WA - April 23, 2003 - Washington Banking Company (Nasdaq: WBCO) today announced that strong balance sheet growth helped increase revenues 10% over first quarter last year. For the quarter ended March 31, 2003, net income was $1.2 million, or $0.26 per diluted share, compared to $1.4 million, or $.30 per diluted share in the first quarter last year, adjusted to reflect the 10% stock dividend paid on October 24, 2002.


Net loans increased 13% to $446.5 million, compared to $396.6 million at the end of the first quarter last year. Total assets increased 22% to $559.2 million, from $460.1 million at March 31, 2002, and deposits increased 24% to $485.6 million, compared to $391.3 million a year ago.


Total revenues grew 10% to $7.8 million, from $7.1 million in the first quarter last year, primarily as a result of improved net interest income. However, revenue increases were offset by a 31% increase in operating expense, largely due to increased expenses from the formation of Washington Funding Group (WFG) and the expansion of the Whidbey Island Bank (WIB) branch network. "These expansion activities are expected to result in increased profitability going forward," stated Michal Cann, President and CEO.

"We continue to invest in WIB's infrastructure, building our presence along the I-5 corridor in Northwestern Washington," stated Cann. "In addition to opening bank branches in Stanwood, Smokey Point and the Fairhaven district of Bellingham in the last year, we have also relocated our Camano Island branch to a more convenient location. This growth increased operating expenses and impacted the bottom line in the first quarter, but we believe it significantly adds to our franchise value and gives us access to new borrowers."

"Operating expenses were also driven up by the formation of our wholesale mortgage lending subsidiary, Washington Funding Group," stated Phyllis Hawkins, Senior Vice President and CFO. "Start-up costs for WFG were estimated at approximately $120,000 pre-tax in the first quarter, and we expect some costs will spill over into the next quarter. However, we also anticipate that WFG will become profitable on a monthly basis sometime this summer and will recapture all start-up costs and contribute to profits before year-end 2003."

Loan growth contributed to a 5% increase in interest income despite the lower interest rate environment, while interest expense decreased 9% even though deposit growth was solid. Net interest income before the provision for loan losses was up 11% to $6.5 million, compared to $5.9 million in the first quarter of 2002. Net interest margin was 5.30% in the first quarter, compared to 5.21% in the fourth quarter of 2002 and 5.71% in the first quarter last year.

Noninterest income increased slightly to $1.3 million. The gain on the sale of a vacated branch in the first quarter of last year was offset by the increase in the gain on the sale of loans in the first quarter of 2003. Improved service charge income in the first quarter also contributed to the increase. Noninterest expense increased 31% to $5.1 million, from $3.9 million a year ago. Compensation and employee benefits showed the biggest increase due to the company's expansion strategy.

"With the additional loan production we anticipate from our branch additions, I remain confident in our ability to achieve our target of 10% to 15% earnings growth for 2003," Cann said. "Although the increased operating expenses had a significant impact on our efficiency ratio, we believe our target of an efficiency ratio in the mid-50s is attainable over the long term." Washington Banking Company's efficiency ratio for the first quarter increased to 66.03% from 55.20% a year ago.
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
WBCO - 1Q03 Profits
April 23, 2003
Page Two

At March 31, 2003, nonperforming assets (NPAs) were $3.7 million, compared to $3.8 million at year-end 2002 and $2.3 million at the end of the first quarter last year. In addition, the company has identified $120,000 in potential problem loans, with the risk spread amongst numerous borrowers. NPAs now represent 0.65% of total assets, compared to 0.71% three months ago and 0.51% a year ago.

"Net charge-offs were $402,000 in the first quarter after totaling $1.4 million in the fourth quarter of 2002," Hawkins said. "We had a loan loss provision of $763,000 this quarter, improving our coverage ratio. The allowance for loan losses was $5.9 million at quarter-end, representing 1.30% of total loans, compared to $5.0 million or 1.25% of total loans at the end of the first quarter a year ago."

"Jim Stewart was named Chief Lending Officer at WIB about a month ago," Cann added. "As a former community bank president who is extremely knowledgeable of our borrowers and local economy, he is a welcome addition to our senior management team."

Washington Banking Company generated a return on equity of 12.47% in the first quarter, compared to 16.20% a year ago. The return on assets was 0.93%, from 1.29% in the first quarter last year. Both performance ratios were impacted by the increase in operating expenses.

Shareholders' equity increased 13% to $40.7 million, and book value per share improved to $8.73 at March 31, 2003, from $8.10 a year ago.

Washington Banking Company is a growing bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank has 17 full-service branches located in Island, Skagit, Whatcom and Snohomish Counties. They provide various deposit, loan and investment services to meet customers' real estate, commercial and personal financial needs.

                                 www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe Washington Banking Company's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's business plan and the strength of the local economy. Readers should not place undue reliance on forward-looking statements which reflects management's views only as of the date hereof. The words "will," "believe," "expect," "should," "anticipate" and words of similar construction are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions, are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect its ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (7) the Company's ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

Except as expressly stated, information contained in our Internet website is not incorporated into this release or into any report filed with or submitted to the Securities and Exchange Commission.
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

WBCO - 1Q03 Profits
April 23, 2003
Page Three


CONSOLIDATED BALANCE SHEETS (unaudited)                               March 31,        December 31,        March 31,
(in thousands except per share data)                                     2003              2002               2002
------------------------------------------------------------------------------------------------------------------------
                            Assets
Cash and Due from Banks                                           $      21,007     $      20,882      $       18,621
Interest-Earning Deposits with Banks                                     11,895            12,005                  75
Fed Funds Sold                                                           32,000            23,000                  --
------------------------------------------------------------------------------------------------------------------------
   Total Cash and Cash Equivalents                                       64,902            55,887              18,696

Securities Available for Sale                                             7,578             9,102               4,644
Securities Held to Maturity                                              14,946            15,073              17,395
------------------------------------------------------------------------------------------------------------------------
   Total Securities                                                      22,524            24,175              22,039

FHLB Stock                                                                2,194             2,158               2,059

Loans Held for Sale                                                       4,209             6,629               1,861
Loans Receivable                                                        448,148           430,074             399,750
   Less: Allowance for Loan Losses                                       (5,875)           (5,514)             (5,020)
------------------------------------------------------------------------------------------------------------------------
Loans, Net                                                              446,482           431,189             396,591

Premises and Equipment                                                   17,300            16,750              15,585
Real Estate Owned                                                           595               592                 473
Deferred Tax Asset                                                        1,205             1,207                 824
Other Assets                                                              3,979             3,454               3,784
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                      $     559,181     $     535,412      $      460,051
========================================================================================================================

             Liabilities and Shareholders Equity
Deposits:
   Noninterest-Bearing                                            $      63,293     $      61,647      $       52,187
   Interest-Bearing                                                     422,336           401,348             339,064
------------------------------------------------------------------------------------------------------------------------
   Total Deposits                                                       485,629           462,995             391,251

Fed Funds Purchased                                                          --                --              12,500
Other Borrowed Funds                                                     15,000            15,000              17,500
Trust Preferred Securities                                               15,000            15,000                  --
Other Liabilities                                                         2,885             2,985               2,674
------------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                    518,514           495,980             423,925

                    Shareholders' Equity:
Preferred Stock (no par value)
  Authorized 20,000 Shares:
  None Outstanding                                                           --                --                 --

Common Stock (no par value) Authorized 10,000,000 Shares:
   Issued and Outstanding 4,656,378 at 3/31/03,                          21,342            21,025              16,124
   4,541,123 at 12/31/02, and  4,055,250 at 3/31/02
Retained Earnings                                                        19,278            18,363              19,955
Unrealized Gain (Loss) on Securities Available for Sale, Net of Tax          47                44                  47
------------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                            40,667            39,432              36,126
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                        $     559,181     $     535,412      $      460,051
========================================================================================================================

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

WBCO - 1Q03 Profits
April 23, 2003
Page Four


CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)                                Three Months Ended
($ in thousands, except per share data)                                               March 31,
                                                                               2003              2002
-----------------------------------------------------------------------------------------------------------
Interest Income
   Loans                                                                 $      8,502     $       8,129
   Taxable Investment Securities                                                   76                82
   Tax Exempt Securities                                                          169               192
   Other                                                                          119                34
-----------------------------------------------------------------------------------------------------------
     Total Interest Income                                                      8,866             8,437

Interest Expense
   Deposits                                                                     1,995             2,413
   Other Borrowings                                                               156               169
   Trust Preferred Securities                                                     189                --
-----------------------------------------------------------------------------------------------------------
     Total Interest Expense                                                     2,340             2,582

Net Interest Income                                                             6,526             5,855
   Provision for Loan Losses                                                     (763)             (989)
-----------------------------------------------------------------------------------------------------------
     Net Interest Income after Provision for Loan Losses                        5,763             4,866

Noninterest Income
   Service Charges and Fees                                                       477               429
   Gain on Sale of Loans                                                          458               271
   Secondary Market Income                                                         69                23
   Gain on Sale of Assets                                                          --               188
   Other Income                                                                   266               346
-----------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                                   1,270             1,257

Noninterest Expense
   Compensation and Employee Benefits                                           3,085             2,319
   Occupancy                                                                      850               711
   Office Supplies and Printing                                                   171               120
   Data Processing                                                                115                88
   Consulting and Professional Fees                                                63                56
   Other                                                                          864               632
-----------------------------------------------------------------------------------------------------------
     Total Noninterest Expense                                                  5,148             3,926

Income before Income Taxes                                                      1,885             2,197
Provision for Income Taxes                                                       (645)             (760)
-----------------------------------------------------------------------------------------------------------
Net Income                                                               $      1,240     $       1,437
===========================================================================================================

Net Income per Common Share
   Basic                                                                 $       0.27     $        0.32
   Diluted                                                               $       0.26     $        0.30

Average Number of Common Shares Outstanding                                 4,608,933         4,460,775
Fully Diluted Average Common and Common Equivalent Shares Outstanding       4,760,690         4,726,069

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

WBCO - 1Q03 Profits
April 23, 2003
Page Five


FINANCIAL STATISTICS (unaudited)                                       Three Months Ended
($ in thousands, except per share data)                                     March 31,
                                                                    2003                 2002
--------------------------------------------------------------------------------------------------
Revenues (1)                                                  $       7,796     $        7,112

Averages
Total Assets                                                  $     532,612     $      446,520
Loans                                                               441,424            389,600
Interest Earning Assets                                             497,270            415,062
Deposits                                                            460,315            381,839
Shareholders' Equity                                                 39,775             35,489

Financial Ratios
Return on Average Assets, Annualized                                  0.93%              1.29%
Return on Average Equity, Annualized                                 12.47%             16.20%
Average Equity to Average Assets                                      7.47%              7.95%
Efficiency Ratio (2)                                                 66.03%             55.20%
Net Interest Margin                                                   5.30%              5.71%
Net Interest Spread                                                   5.00%              5.31%

                                                                  March 31,        December 31,       March 31,
Period End                                                          2003               2002              2002
------------------------------------------------------------------------------------------------------------------
Book Value Per Share                                          $        8.73     $         8.68     $        8.10

Nonperforming Assets
   Nonaccrual Loans                                           $       3,062     $        3,222     $       1,857
   Restructured Loans                                                    --                 --                --
------------------------------------------------------------------------------------------------------------------
     Total Nonperforming Loans                                        3,062              3,222             1,857
   Real Estate Owned                                                    595                592               473
------------------------------------------------------------------------------------------------------------------
     Total Nonperforming Assets                               $       3,657     $        3,814     $       2,330
==================================================================================================================

Potential Problem Loans                                       $         120     $           --     $          --

Nonperforming Loans to Loans                                          0.68%              0.74%             0.46%
Nonperforming Assets to Assets                                        0.65%              0.71%             0.51%
Allowance for Loan Losses to Nonperforming Loans                    191.87%            171.14%           270.33%
Allowance for Loan Losses to Nonperforming Assets                   160.65%            144.57%           215.45%
Allowance for Loan Losses to Loans                                    1.30%              1.26%             1.25%

Loan Portfolio
   Commercial                                                 $      90,364     $       91,816     $     116,724
   Real Estate Mortgages
     One-to-Four Family                                              41,179             46,806            42,282
     Five-or-More Family                                            107,425             94,404            76,894
   Real Estate Construction                                          49,689             40,112            22,750
   Consumer                                                         163,428            163,368           142,900
Deferred Fees                                                           272                197                61
------------------------------------------------------------------------------------------------------------------
Total Loans                                                   $     452,357     $      436,703     $     401,611
==================================================================================================================

(1) Revenues is net interest income before provision for loan losses plus noninterest income.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

NOTE:  Transmitted on Business Wire at 1:00 p.m. PDT, April 23, 2003.